Exhibit 10.1

PROMISSORY NOTE

Principal Loan Amount: $1,250,000	July 12, 2024

For value received, the undersigned, MARIZYME, INC., a Nevada corporation (the “Borrower”), hereby acknowledges itself indebted to, and promises to pay to the order of Qualigen Therapeutics, Inc., a Delaware corporation (the “Lender”), in accordance with the terms stated below, the principal amount of $1,250,000 (the “Principal”):

1.	Interest. The Principal will bear interest (the “Interest”) at the rate of five (18%) per annum.

2.	Due Date. The Borrower shall pay all of the outstanding Principal and Interest to the Lender in immediately available funds upon demand.

3.	Prepayment. The Maker may pre-pay all or any part of the outstanding Principal or Interest, at any time and from time to time, in whole or in part, without premium or penalty.

4.	Event of Default. In the event of a default by the Borrower in the payment of the principal and interest, the Lender shall have liquidation preference and a first right of recovery in any future bankruptcy or insolvency proceeding.

5.	Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Note.

6.	Amendments. This promissory note replaces and supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof. No amendment to this promissory note will be effective unless it is in writing and executed by both parties.

7.	Assignment. No party shall assign any of its rights or delegate any of its obligations under this promissory note to any other person without the prior written consent of the other party, such consent not to be unreasonably withheld. Any purported assignment or delegation in breach of this section will be void.

8.	Enurement. This promissory note inures to the benefit of and binds the parties and their respective successors, permitted assigns, heirs, executors, administrators, and other legal representatives, as applicable.

9.	Waivers. No waiver of the satisfaction of a condition or the failure to comply with an obligation under this promissory note will be effective unless it is in writing and executed by the party granting the waiver, and no such waiver will constitute a waiver of the satisfaction of any other condition or the failure to comply with any other obligation.

10.	Governing Law. This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of Nevada, without regard to principles of conflicts of laws thereof.

The Borrower is signing this promissory note on the date stated above.

MARIZYME, INC.

Per:	/s/ David Barthel
David Barthel, CEO

Acceptance of Lender: Acknowledged, accepted and agreed to as of the date stated above.

Signature:	/s/ Michael Poirier
Name:	Michael Poirier
Chairman & CEO
Qualigen Therapeutics